Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of August 9, 2010 by and between American Petroleum Tankers Parent LLC (the “Company”) and Philip J. Doherty (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, the Executive and the Company wish to establish the terms of the Executive’s employment with the Company;

Accordingly, the Parties agree as follows:

1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on September 1, 2010 (the “Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the first anniversary of the Effective Date (“Initial Term”). The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 60 days prior to the expiration of the then-applicable Term. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other benefits shall terminate except as may be provided for in Section 5 below.

3. Duties and Title.

3.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Chief Financial Officer of the Company and shall report to the Chief Executive Officer (“CEO”).

3.2 Duties. The Executive will have such authority and responsibilities as may be reasonably assigned to the Executive by the CEO. The Executive will devote substantially all of his full working-time and attention (a minimum of eight (8) hours per working day), other than due to physical or mental incapacity, to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. During the Term, subject to the consent of the CEO, it shall not be a violation of this Agreement for the Executive to serve on corporate or charitable boards or committees as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities.

3.3 Location. The Executive shall perform his services to the Company from his home office. If the Company establishes headquarters in the Philadelphia metropolitan area, the surrounding suburbs or some other reasonable location to be determined.

3.4 by the Company, then the Executive shall be required to perform services to the Company from the Company headquarters.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary. The Company will pay to the Executive an annualized base salary of $215,000, payable bi-monthly (“Base Salary”). The Base Salary shall be reviewed annually, with the first review occurring at the end of calendar year 2011. Adjustments to Executive’s Base Salary shall be made in the sole discretion of the Company.

4.2 Annual Bonuses.

(a) The Executive shall be eligible to receive a discretionary annual bonus for calendar year 2010, targeted at 35% of Base Salary, pro-rated for the portion of the 2010 calendar year for which the Executive was employed by the Company.

(b) For calendar years subsequent to 2010 during the Term, the Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at thirty-five percent (35%) of Base Salary, based upon achievement of performance targets and key measures established each fiscal year by the Company. Any Bonus shall be paid on January 31 of the calendar year following the calendar year to which such Bonus relates.

4.3 Employee Benefits. The Company shall pay the premiums for health insurance coverage, which includes dental benefits, for the Executive, his spouse and family, effective September 1, 2010 and continuing until the last day of the month for the Executive’s last day of employment. For example, if Executive’s last day of employment is March 15th of any year, health insurance coverage shall continue until March 31st of that same year. The Executive shall be eligible to participate in the Company’s 401(k) plan on the terms and conditions and qualifications of such plan from time to time in effect.

4.4 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.5 Vacation. During each calendar year of the Term, the Executive shall be entitled to four (4) weeks of vacation (pro rated for calendar year 2010) at times scheduled by the Executive with advance notice to the CEO. Accrued but unused vacation days may not be carried over to subsequent years and will not be paid out upon termination unless earned in the year the Executive’s employment is terminated.

5. Termination of Employment.

5.1 By the Company for Cause or by the Executive or Due to Death or Disability. If: (i) the Executive’s employment terminates due to his death; (ii) the Company terminates the Executive’s employment with the Company for Cause; (iii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability; or (iv) the Executive terminates his employment for any reason; the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a) the Executive’s accrued but unpaid Base Salary to the date of termination;

(b) the unpaid portion of the Bonus, if any, relating to any fiscal year prior to the fiscal year of such termination, payable in accordance with Section 4.2 above; and

(c) expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Disability” means, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with reasonable accommodation as reasonably determined by the Company in good faith for a period of (i) 90 consecutive days or (ii) 180 days in any 12-month period.

For the purposes of this Agreement, “Cause” means, as reasonably determined by the Company in good faith, (i) Executive’s indictment of, conviction for, or plea of guilty to, a felony; (ii) conduct by the Executive in connection with his duties or responsibilities hereunder that is demonstrated to be fraudulent or grossly negligent; (iii) willful misconduct on an ongoing basis after written notice from the Company to the Executive that is not cured, if curable, by Executive within thirty (30) days of Executive’s receipt of written notice of such misconduct; (iv) the Executive’s contravention of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Company which is not cured within thirty (30) days of Executive’s receipt of written notice of such contravention; (v) breach of restrictive covenants under which the Executive is subject, including, without limitation, Section 6 of this Agreement; or (vi) demonstrated acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates.

5.2 By the Company Without Cause or upon Non-extension by the Company. If during the Term the Company (i) terminates the Executive’s employment without Cause, or (ii) the Executive’s employment terminates due to the Company’s non-extension of the Agreement upon the expiration of the Initial Term or any Extension Term, upon execution, without revocation, of a valid release reasonably acceptable to the Company within thirty (30) days following such termination of employment, the Executive shall receive (in addition to the payments and benefits upon termination specified in Section 5.1) beginning forty-five (45) days following such termination of employment, continued payment of the Executive’s Base Salary for a period of six (6) months, payable monthly.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches the provisions of Section 6.

5.3 No Mitigation. The Executive shall be under no obligation to seek other employment after this termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation.

5.4 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality. (a) During the course of the Executive’s employment by the Company, the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii)

when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information; provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that is or becomes generally known to the public or trade without his violation of this Section 6.l (a) or (v) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.l (a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries.

(c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will reasonably assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein. Notwithstanding the foregoing, the Executive may keep his personal contact list and other personal files so long as they do not contain or include any Confidential Information.

6.2 Non-Solicitation or Hire. During the Term and for a period of six (6) months following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly (a) solicit or induce (i) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries; or (ii) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier, or (b) solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity or hire any Current Employee or Former Employee.

6.3 Non-Competition. During the Term and for a period of six (6) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries (a) on the date of the Executive’s termination of employment or (b) within twelve (12) months prior to the Executive’s termination of employment, in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6, if such is determined by a court of competent jurisdiction. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

8. Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If the Company, to:

American Petroleum Tankers Parent LLC

C/o Robert K. Kurz

345 Park Avenue

New York, NY 10154

Telephone: (215) 776-0173

Fax: (215) 646-4391

With copies to:

Schulte Roth & Zabel LLP

919 Third Avenue New York, NY 10022

Attention: Laurence M. Moss, Esq.

Telephone: (212) 756-2000

Fax: (212) 593-5955

(b) If the Executive, to the Executive’s then current home address reflected in the Company’s records.

8.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

8.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5 Governing Law, Dispute Resolution and Venue.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

(b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to waive trial by jury.

8.6 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.11 Tax Withholding. The Company is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Philip J. Doherty
Name: Philip J. Doherty

AMERICAN PETROLEUM TANKERS PARENT LLC

By:	/s/ Robert K. Kurz
Name:	Robert K. Kurz
Title:	Chief Executive Officer